Exhibit 99.1

WAUSAU PAPER ANNOUNCES

SENIOR OFFICER APPOINTMENTS

MOSINEE, WI – March 9, 2011 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced the appointments of Patrick J. Medvecz to the position of senior vice president - operations and Michael W. Nelson to senior vice president - paper effective March 15, 2011.

Mr. Medvecz, 47, joined Wausau Paper in 1993 and has most recently served as corporate vice president, manufacturing and technology.  Pat in his new role will have responsibility for all tissue and paper manufacturing operations.

Mr. Nelson, 44, joined the company as vice president sales and marketing for the specialty products business in 2007 and was promoted to vice president sales and marketing for the paper segment in 2010.  Mike has been integral in the development of successful growth strategies for the paper segment’s core markets.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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